Contact:	Joe Norton
Director of Public Relations
212/770-3144
AMERICAN GENERAL FINANCE CORPORATION
TO ACQUIRE U.K.—BASED OCEAN FINANCE AND MORTGAGES LIMITED
NEW YORK, November 16, 2006 – American General Finance Corporation, a wholly owned subsidiary of American International Group, Inc. (AIG), announced today that it has entered into an agreement to acquire Ocean Finance and Mortgages Limited (Ocean), a leading finance broker for home owner loans in the U.K., from its founder and CEO, Mr. Paul Newey. Subject to regulatory approvals, the transaction is expected to close in late 2006 or early 2007. Terms of the agreement have not been disclosed.
     Ocean, headquartered in Staffordshire, England, was established in 1991 and currently employs nearly 300 people. As a leading finance broker in the U.K., Ocean currently offers home owner loans, mortgages and remortgages (refinancing). Ocean maintains a residential mortgage portfolio of approximately £60 million ($110 million).
     Commenting on the agreement to acquire Ocean, American General Finance Corporation CEO Frederick W. Geissinger, said, “We are pleased to have reached this agreement to acquire Ocean Finance and Mortgages, which will become the first American General Finance company located outside of North America. Paul Newey has built a powerful and important franchise in the U.K., and we are fortunate that he has agreed to remain as Chief Executive Officer of Ocean. We look forward to further growth and development in this market, and to the opportunity to bring our financial strength and experience in consumer financing and other credit-related products to the U.K.”
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     American General Finance Corporation is a financial services holding company with subsidiaries engaged in the consumer finance and credit insurance businesses. At December 31, 2005, American General Finance Corporation and its subsidiaries had 1,453 branch offices in 44 states, Puerto Rico, and the U.S. Virgin Islands and approximately 9,700 employees.
     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.
AIG Companies®
70 Pine Street, New York, NY 10270

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to American General Finance Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which American General Finance Corporation operates and important factors which may affect its business. American General Finance Corporation is under no obligation (and expressly disclaims any obligation) to update or alter any forward-looking statement, whether written or oral, that it may make from time to time, whether as a result of new information, future events or otherwise.